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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
         Date of report (Date of earliest event reported) July 27, 2006


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                     MORTGAGE ASSISTANCE CENTER CORPORATION
               (Exact Name of Registrant as Specified in Charter)

          Florida                      000-21627                 06-1413994
(State or Other Jurisdiction        (Commission File            (IRS Employer
     of Incorporation)                  Number)              Identification No.)




        2614 Main St., Dallas, TX                                   75226
(Address of Principal Executive Offices)                          (Zip Code)


                                 (214) 670-0005
              (Registrant's telephone number, including area code)



          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))


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


 ITEM 8.01          OTHER EVENTS

         On July 27, 2006, Mortgage Assistance Center Corporation (the "Company") and FAX, LP, a private venture capital firm based in Dallas, Texas, executed a memorandum with term sheet related to (i) a proposed bridge loan to the Company in the amount of up to $200,000 and (ii) an equity investment in the Company with the proposed issuance by the Company of shares of Series A Preferred Stock having a total purchase price of $3,000,000.

         The portion of the term sheet related to the bridge loan contemplates the issuance by the Company of two senior subordinated notes of $100,000 each with a combined principal balance of $200,000 and accompanying warrants to purchase a total of 100,000 shares of the Company's common stock at a purchase price of $0.39 per share. The senior subordinated notes and warrants would be purchased by FAX, LP for an aggregate purchase price of $200,000. The senior subordinated notes would bear interest at the rate of 12% per annum with principal and interest payable six months after issuance and the senior subordinated notes would be convertible into Series A Preferred Stock of the Company, if and when the Company is authorized to issue shares of Series A Preferred Stock. The issuance of the senior subordinated notes is subject to the execution of mutually acceptable definitive documentation.

         The portion of the term sheet related to the issuance of Series A Preferred Stock contemplates the sale to FAX, LP, or one of its affiliates, of up to $3,000,000 in Series A Preferred Stock.

         The term sheet contemplates the issuance of up to $3,000,000 in Series A Preferred Stock, with $1,500,000 in Series A Preferred Stock to be issued initially at closing, and the remaining $1,500,000 to be issued in tranches of $500,000 at the Company's option, assuming that the Company is able to meet certain benchmarks to be agreed upon by the Company and the purchaser. The term sheet indicates that in connection with the issuance of Series A Preferred Stock, the Company will issue to the purchaser of Series A Preferred Stock warrants to purchase common stock representing up to 37.5% of the fully diluted common stock of the Company at a purchase price of $0.01 per share.

         The term sheet indicates that the Series A Preferred Stock:

         o Will pay dividends at the rate of 10% per annum on a compounding quarterly basis (dividends may be deferred during the first 12 months);
         o May be redeemed without penalty by the Company at any time prior to the seventh anniversary of the date of issuance, and must be redeemed by the Company on the seventh anniversary of the date of issuance, in either case, at the face amount plus accrued but unpaid dividends; and
         o Will have priority over common stock in the event of a liquidation of the Company.

         The term sheet indicates that the Purchaser shall be entitled to designate two of five seats or three of seven seats, as the case may be, of the board of directors of the Company. Further, the term sheet provides that Bill Payne and Rod Jones, principals of FAX LP, will fill two board of directors seats representing the purchasers' interests and Dale Hensel and Dan Barnett,, major shareholders and officers of the Company, will fill two board of directors seats representing their respective interests, all being pursuant to a voting agreement to be mutually agreed upon between the parties. The term sheet provides that the Company's Board of Directors must approve specified significant corporate actions.

         Preferred Stock currently is not authorized under the Company's articles of incorporation.. Holders of more than a majority of the issued and outstanding shares of the Company's common stock have indicated that they are willing to approve an amendment to the Company's articles of incorporation to authorize the issuance of blank check preferred stock. The Company will be required to file with the Securities and Exchange Commission and circulate to its shareholders an Information Statement meeting the requirements of Securities Exchange Act Rule 14c-2 prior to the effectiveness of any such amendment.

         The issuance of Series A Preferred Stock as contemplated by the term sheet also is subject to :

         o Negotiation and execution of a mutually acceptable definitive purchase agreement;
         o The restructure of the Company's existing indebtedness so that all but $500,000 of such existing indebtedness has a maturity of two years or more;
         o        Purchaser's  completion of due diligence to its  satisfaction;
                  and
         o The Company's ability to meet benchmarks to be agreed upon by the purchaser and the Company before the balance of the $1.5 million, at the Company's option, may be issued and funded in increments of $500,000, as individually requested by the Company,.


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ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS

         (d)  Exhibits

         99.1     Term sheet dated July 27, 2006


























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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 9, 2006
                                          MORTGAGE ASSISTANCE CENTER CORPORATION





                                          By:      /s/ Dale Hensel
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                                          Name:    Dale Hensel
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                                           Title:  President, CEO, CFO
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